Exhibit 99.1

REGENERATION TECHNOLOGIES ANNOUNCES 2004 FIRST QUARTER RESULTS

Company Posts Record Quarterly Net Revenue;

Will Hold Conference Call at 5:30 p.m. ET

ALACHUA, Fla. (April 22, 2004) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic, cardiovascular and other allograft implants, announced today that the company’s net revenue was $23.6 million for the first quarter of 2004. This compares to net revenues of $19.8 million for the first quarter 2003.

For the first quarter ended March 31, 2004, the company reported net income of $1.4 million and net income per diluted share of $0.05. Net income and net income per share for the first quarter 2003 were also $1.4 million and $0.05, respectively.

“We are pleased to report the highest quarterly net revenues in the history of the company,” said Brian K. Hutchison, RTI’s chairman, president and CEO, “however, gross profit margins were impacted by a deliberate slow down of our processing in a responsible effort to reduce inventory.

“The increase in revenues was driven by our spinal implants, reflecting Medtronic Sofamor Danek’s commitment to delivering safe, high-quality implants to the market. We also made significant progress on all of our operational goals, poising our company for long-term success.”

Outlook

For the second quarter 2004, management expects net revenues to be between $22 and $24 million, and net income per share is expected to be between $0.05 and $0.07. For the full year 2004, the company maintains its goal to increase revenues by 20 percent or more in each of RTI’s product categories.

Conference Call

RTI will hold a live conference call and simultaneous audio web cast today, April 22, 2004 at 5:30 p.m. ET to discuss 2004 first quarter results. The conference call can be accessed by dialing 888-928-9177, passcode RTIXQ ONE. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through May 31, 2004 and can be accessed by calling 800-337-6875; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation. By processing allograft tissue into forms that can be used in many types of surgical procedures, RTI enables patients to benefit from the gift of donated tissues.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the allograft. The company has distributed almost 500,000 implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Net Revenues:
Fees from tissue distribution	$23,082	$19,339
Other revenues	562	493

Total net revenues	23,644	19,832
Costs of processing and distribution	14,943	10,942

Gross profit	8,701	8,890

Operating Expenses	6,419	6,339

Operating income	2,282	2,551
Net interest expense	(250)	(231)

Income before income tax expense	2,032	2,320
Income tax expense	(651)	(921)

Net income	$1,381	$1,399

Net income per common share - basic	$0.05	$0.05

Net income per common share - diluted	$0.05	$0.05

Weighted average shares outstanding - basic	26,539,620	26,238,641

Weighted average shares outstanding - diluted	27,092,144	26,727,133

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Net Revenues

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2004	2003
Fees from tissue distribution:
Spinal	$15,871	$12,151
Sports medicine	2,781	2,493
Cardiovascular	1,527	1,201
General orthopedic	2,903	3,494
Other non-tissue	562	493

Total	$23,644	$19,832

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$20,879	$10,051
Restricted deposits	—	14,757
Accounts receivable - net	7,569	5,942
Inventories	40,707	41,655
Other current assets	5,495	6,177

Total current assets	74,650	78,582
Property, plant and equipment - net	43,070	43,689
Other assets	14,970	14,145

	$132,690	$136,416

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$18,960	$18,919
Other current liabilities	9,167	19,967

Total current liabilities	28,127	38,886
Other liabilities	10,690	5,133

Total liabilities	38,817	44,019
Total stockholders’ equity	93,873	92,397

	$132,690	$136,416

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$1,381	$1,399
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,100	1,214
Change in working capital	(861)	(2,965)
Other	(162)	1,065

Net cash provided by operating activities	1,458	713

Cash flows from investing activities:
Purchase of property, plant and equipment	(476)	(1,002)

Net cash used in investing activities	(476)	(1,002)

Cash flows from financing activities:
Payment made to terminate swap agreement	(1,552)	—
Payments on capital lease and note obligations	(324)	(616)
Repayment of term loan	(12,068)	—
Proceeds of issuance of term loan	9,000	—
Decrease (increase) in restricted deposits	14,757	(129)
Other	33	68

Net cash provided by (used in) financing activities	9,846	(677)

Net increase (decrease) in cash and cash equivalents	10,828	(966)
Cash and cash equivalents, beginning of period	10,051	9,811

Cash and cash equivalents, end of period	$20,879	$8,845